SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
June 22, 2009
Date of Report (Date of earliest event reported)
Anchor BanCorp Wisconsin Inc.
(Exact Name of Registrant as Specified in its Charter)
WI
(State or Other Jurisdiction of Incorporation)

00020006	391726871
(Commission File Number)	(IRS Employer Identification No.)
25 West Main Street, Madison, Wisconsin 57303
(Address of Principal Executive Office) (Zip Code)
608-252-8982
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 22, 2009, the Board of Directors of Anchor BanCorp Wisconsin, Inc. (ABCW) and AnchorBank, fsb (the Bank), a wholly owned subsidiary of ABCW, announced several key changes to the Board of Directors and executive management teams of each of ABCW and the Bank, effective as of June 22, 2009.
Chris Bauer Joins AnchorBanCorp Wisconsin, Inc. and AnchorBank, fsb.
The Board announced that Chris M. Bauer has been retained, subject to approval by the Office of Thrift Supervision (OTS), as President and CEO of ABCW and as CEO of the Bank. Mr. Bauer replaces Douglas J. Timmerman as President and CEO of ABCW. Douglas Timmerman earlier this year announced his intention to retire from those positions. Mr. Bauer replaces Mark D. Timmerman in his role as CEO of the Bank. Mr. Bauer also has been appointed to the Board of Directors of both ABCW and the Bank. Mr. Bauer’s employment agreement is summarized below.
Mark D. Timmerman continues in the role of President of the Bank and will also serve as Chief Operating Officer of the Bank. Mark D. Timmerman remains Executive Vice President, Secretary and General Counsel of ABCW, but resigns his position as a member of ABCW’s Board of Directors, effective June 22, 2009.
Anthony J. Cattelino, Executive Vice President Announces Retirement
Anthony (Tony) J. Cattelino, Executive Vice President of Marketing and Retail Administration for the Bank and Executive Vice President of ABCW has informed ABCW that he intends to retire effective June 30, 2009. Mr. Cattelino has been with the Bank since 1974.
David Omachinski Elected Chairman
David Omachinski was named Chairman of the Board of both ABCW and the Bank. In February, 2009 Mr. Omachinski was named Lead Director. Mr. Omachinski replaces Douglas J. Timmerman as Chairman of both boards. Douglas J. Timmerman will remain as a non-executive member of the ABCW board. Mr. Omachinski shall serve as an independent, non-executive Chairman of both organizations.
Item 1.01 Entry into a Material Definitive Agreement.
ABCW and the Bank (together the “Company”) and Mr. Bauer intend, subject to final approval by the OTS, to enter into an employment agreement. The employment agreement would be effective beginning June 22, 2009, for a period of 2 years. Mr. Bauer would receive a salary of $480,000 per year plus grants of common stock. Mr. Bauer will be entitled to benefits similar to other Company executives, such as participation in group health, life, disability and similar insurance programs; profit sharing or 401(k) plans (except that he will not participate in employee stock option plans or excess benefit plans); vacation, personal days and sick leave; use of a Company automobile, travel expenses and living quarters in Madison, Wisconsin.
Upon termination for cause or upon death, retirement or voluntary termination by Mr. Bauer, he shall not be entitled to additional compensation beyond any compensation or benefits accrued under the terms of the agreement. If Mr. Bauer is terminated due to disability, he will receive 75% of his base salary for the lesser of 12 months or the remainder of the employment term, with such amount offset by amounts received from any Company disability plan or governmental social security or workers compensation program. Mr. Bauer will also receive grants of common stock, issued monthly, calculated for the first 21 months of the employment agreement by dividing $13,333 by the average closing price of ABCW’s common stock on the last 5 trading days of the applicable month. For the last 3 months of the employment agreement, Mr. Bauer will receive $53,333 worth of ABCW common stock per month, calculated in the same manner as set forth for the first 21 months. If OTS requires the employment agreement to be suspended or terminated, all obligations of the Company shall be suspended or terminated, except any vested rights shall not be affected. If the employment agreement is terminated by the Company prior to a change in control and other than for cause, death, disability or retirement, or by Mr. Bauer due to a failure by the Company to comply with any material provisions of the agreement, Mr. Bauer shall receive his base salary for the balance of the employment term, paid in accordance with the Company’s normal payroll practices, and any other vested compensation or benefits. If Mr. Bauer is terminated after a chance in control he shall receive his base salary for the lesser of one year or the remainder of the employment term, paid in accordance with the Company’s normal payroll practices, together with any other vested compensation or benefits. In the event of a Change in Control, if Mr. Bauer is terminated, or terminates his employment for Good Reason (i.e. a reduction in base salary or benefits, failure to be continued in an executive position or being required to relocate outside of Madison) he will receive continuation of his base salary or the lesser of 12 months or the remainder of the employment term. A Change in Control is defined in his employment agreement to include any change in control of the Company or the Bank that would be required to be reported under federal securities laws, as well as (i) the acquisition by any person of 25% or more of the outstanding voting securities of the Company or the Bank and (ii) a change in a majority of the directors of the Company during any two-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.
For more information on these events, please refer to the press release furnished as Exhibit 99.1 to this report.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Anchor BanCorp Wisconsin, Inc.
Date: June 24, 2009	By:	/s/ Mark D. Timmerman
Executive Vice President, Secretary and
General Counsel